UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2022

GENIUS BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-37950 (Commission File Number)	20-4118216 (IRS Employer Identification No.)

190 N. Canon Drive, 4th Fl.
Beverly Hills, CA		90210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

____________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GNUS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2022, the board of directors (the “Board”) of Genius Brands International, Inc. (the “Company”) increased the size of the Board to nine members and appointed Michael Hirsh and Stefan Piëch to serve as members of the Board, effective immediately.

Mr. Hirsh is the Chief Executive Officer of Mainframe Studios, which is a Canadian related entity of the Company. Mr. Hirsh is the former Chairman and Chief Executive Officer of Wow Unlimited Media Inc. (“Wow”), which was acquired by the Company on April 7, 2022.

There are no arrangements or understandings between Mr. Hirsh and the Company or any other person pursuant to which he was appointed to the Board. Mr. Hirsh was not a party to the Arrangement Agreement pursuant to which the acquisition of Wow was consummated. However, like other Wow directors, Mr. Hirsh executed a support and voting agreement, dated October 26, 2021, with the Company and Exchangeco under which he agreed to vote his shares of Wow in favor of the Arrangement. There are no related party transactions between the Company and Mr. Hirsh that would require disclosure under Item 404(a) of Regulation S-K. Except as described above, Mr. Hirsh has not previously held any positions with the Company and has no family relationships with any directors or executive officers of the Company.

Mr. Hirsh was awarded options to purchase 500,000 shares of Company common stock at an exercise price of $0.78 per share, vesting over three years, as well as 500,000 RSUs vesting over three years, in connection with his appointment as a director.

Mr. Piëch is the Chief Executive Officer of Your Family Entertainment AG (“YFE”). The Company completed a $6.8 million investment in YFE in December 2021. On December 1, 2021, the Company purchased 3,000,000 shares of YFE common stock from Mr. Piëch in exchange for $3.4 million in cash and 2,281,269 shares of the Company’s common stock (valued at approximately $3.4 million). Following the initial equity investment in YFE in December 2021, the Company participated in a mandatory tender offer for the remaining publicly traded shares held by YFE shareholders. Upon the expiration of the offer on February 14, 2022, the Company purchased an additional 2,637,717 shares of YFE at 2.00 EUROS per share or $5.7 million in the aggregate. On March 9, 2022, bonds held by YFE shareholders, were converted into 2,574,000 shares of YFE common stock, 304,631 of which were purchased by the Company at 2.00 EUROS per share or $0.6 million. On April 5, 2022, the Company exercised its subscription rights to purchase an additional 914,284 shares of YFE’s common stock at 3.00 EUROS per share, increasing the number of shares held by the Company to 6,857,132 shares and its ownership in YFE to 48.2%.

Since December 1, 2021, Mr. Piëch has acted as a consultant to the Company and received an award of 300,000 RSUs on December 1, 2021, in connection therewith as well as $12,500 per month as a stipend.

There were no arrangements or understandings between Mr. Piëch and any other person pursuant to which Mr. Piëch was appointed as a director. Except as described above, there are no transactions to which the Company is a party and in which Mr. Piëch has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Mr. Piëch has not previously held any positions with the Company and has no family relationships with any directors or executive officers of the Company.

As a non-employee director, Mr. Piëch is entitled to receive cash compensation in accordance with the arrangements in effect for non-employee directors of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: June 29, 2022	By:	/s/ Andy Heyward
Name: Andy Heyward
Title: Chief Executive Officer

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